EXHIBIT 19.8

PRINCIPAL SUBSIDIARIES AND OPERATING ENTITIES AT 31 DECEMBER 2021

		Shares held		Holding	Percentage held
		2021	2020		2021	2020
Principal subsidiaries and controlled operating entities (1)

AngloGold Ashanti Australia Limited(2)	2	257,462,077	257,462,077	I	100	100

AngloGold Ashanti Holdings plc	6	5,326,550,917	5,326,550,917	D	100	100

AngloGold Ashanti USA Incorporated	10	235	235	D	100	100

Operating entities

AngloGold Ashanti Córrego do Sítio Mineração S.A.	3	4,167,084,999	4,167,084,999	I	100	100
AngloGold Ashanti (Ghana) Limited(3)	4	132,419,585	132,419,585	I	100	100
AngloGold Ashanti (Iduapriem) Limited	4	66,270	66,270	I	100	100
Cerro Vanguardia S.A.	1	13,875,000	13,875,000	I	92.50	92.50
Geita Gold Mining Limited	9	123,382,772	123,382,772	I	100	100
Mineração Serra Grande S.A.	3	1,999,999	1,999,999	I	100	100
Société AngloGold Ashanti de Guinée S.A.	5	3,486,134	3,486,134	I	85	85

Joint venture operating entities
Kibali (Jersey) Limited(4)	7	2,324	2,324	I	50	50
Société des Mines de Morila S.A.(5)	8	—	—
Société d'Exploitation des Mines d'Or de Sadiola S.A.(6)	8	—	—

Unincorporated joint operation
Tropicana joint operation	2	n/a	n/a	I	70	70

D - Direct Holding
I - Indirect Holding

(1) All the operations in South Africa, including, Mine Waste Solutions and Mponeng were held by the parent company, AngloGold Ashanti Limited. The South African operations were sold effective 30 September 2020.
(2) Owner of the Sunrise Dam operation and the Tropicana joint operation in Australia.
(3) Operates the Obuasi mine in Ghana.
(4) 90% owner of Kibali Goldmines S.A. which operates the Kibali mine in the Democratic Republic of the Congo.
(5) Sold, effective 10 November 2020.
(6) Sold, effective 30 December 2020.

1	Argentina	6	Isle of Man
2	Australia	7	Jersey
3	Brazil	8	Mali
4	Ghana	9	Tanzania
5	Republic of Guinea	10	United States of America